Exhibit 99.1

Pieris Pharmaceuticals Appoints James Geraghty as Chairman of the Board of Directors

BOSTON, MA – (Marketwired) – 11/21/17 – Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform for cancer, respiratory and other diseases, announced today that James Geraghty has been appointed Chairman of the Board of Directors. Mr. Geraghty replaces Chau Q. Khuong, who is stepping down from the Board after helping guide Pieris through platform validation and partnerships to its transition into a fully-integrated research and clinical development company.

“On behalf of the Company, I am thrilled to welcome Jim to this new leadership role and look forward to working closely with him as we move our drug candidates into and through clinical trials,” said Stephen S. Yoder, President and CEO. “Jim’s proven track record of success and deep experience in the biopharmaceutical industry will be instrumental in guiding Pieris through its next chapter of development, particularly as we advance PRS-343, our proprietary lead immuno-oncology program, into later stage development. We are also excited about the continuing progress of our partnered programs, including our lead respiratory program, PRS-060, anticipated to soon enter a phase 1 clinical study with AstraZeneca, our important oncology partnership with Servier, and others.”

“I would also like to thank Chau for his years of service to Pieris, steering our Company through its public offering, significant partnerships with a number of pharmaceutical companies and advancement of key programs to a clinical stage,” added Mr. Yoder. “We are privileged to have had his guidance as we matured from a privately-held company founded in Germany to a publicly-traded U.S. corporation with trans-Atlantic operations.”

“I have greatly enjoyed working with the Pieris team and Board and am pleased with the excellent progress at the Company,” said outgoing Chairman Chau Q. Khuong. “Under Steve’s leadership, Pieris has become a bona fide drug development company and executed on a corporate strategy that preserves global rights on its lead immuno-oncology program, PRS-343, while closing strategic alliances to advance its respiratory franchise and other IO assets, all the while selectively retaining U.S. rights within those alliances. Steve and the entire Pieris team deserve all the credit for these transformative programs and partnerships.”

“It is with great pleasure that I welcome Jim to his expanded role as Chairman of the Pieris Board. Having now worked with him extensively, I am confident that Jim’s experience in running international drug development businesses and commercial operations will be invaluable as Pieris continues to progress its programs and partnerships,” added Mr. Khuong.

“I’d like to thank Chau for his service to the Company and his dedication to its success,” said Jim Geraghty. “I look forward to working with the board and the Pieris team to further advance its programs. The Anticalin technology has great potential as a therapeutic protein class, particularly in immuno-oncology and respiratory diseases, and Pieris is now on track to bring selected novel therapeutics directly to market.”

Jim Geraghty has served as member of the Pieris Board of Directors since May 2017 and is an industry leader with thirty years of strategic and leadership experience, including more than twenty years as a senior member of executive teams at biotechnology companies developing and commercializing innovative therapies. Mr. Geraghty was most recently an Entrepreneur in Residence at Third Rock Ventures, a leading biotech venture and company-formation fund, and previously served as Senior Vice President, North America Strategy and Business Development at Sanofi, which he joined upon its acquisition of Genzyme. Mr. Geraghty spent twenty years at Genzyme, where his roles included Senior Vice President International Development, President of Genzyme Europe, and General Manager of Genzyme’s cardiovascular business. Mr. Geraghty is Chairman of the Board of Idera Pharmaceuticals and Juniper Pharmaceuticals and serves on the Board of Voyager Therapeutics and Fulcrum Therapeutics. He is also a member of the BIO Ventures for Global Health Board of Directors. He started his career in healthcare strategy consulting at Bain and Company. A graduate of the Yale Law School, Mr. Geraghty holds an M.S. from the University of Pennsylvania and a B.A. from Georgetown University.

About Pieris Pharmaceuticals

Pieris is a clinical-stage biotechnology company that discovers and develops Anticalin protein-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes immuno-oncology multi-specifics tailored for the tumor microenvironment, an inhaled Anticalin protein to treat uncontrolled asthma and a half-life-optimized Anticalin protein to treat anemia. Proprietary to Pieris, Anticalin proteins are a novel class of therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin® is a registered trademark of Pieris. For more information, visit www.pieris.com.

Forward Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to novel technologies and methods; our business and product development plans; the timing and progress of our studies, including the timing of enrollment and dosing of PRS-343 patients, the commencement of the

PRS-060 phase 1 clinical study; our liquidity and ability to fund our future operations; our ability to achieve certain milestones and receive future milestone or royalty payments; or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, including our ability to recruit and enroll patients in our studies; our ability to address the requests of the FDA; competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the SEC available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Company’s Quarterly Reports on Form 10-Q.

Contacts at Pieris:

Company Contact:	Investor Relations Contact:
Pieris Pharmaceuticals, Inc.	The Trout Group
Allan Reine	Thomas Hoffmann
SVP & Chief Financial Officer	+1-646-378-2931
+1-857-444-4276	thoffmann@troutgroup.com
reine@pieris.com

Media Inquiries: Mario Brkulj +49-175-5010575 mbrkulj@macbiocom.com

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